EXHIBIT 10.1

2850 Telegraph Avenue, Suite #310 Berkeley, CA 94705	(510) 281-7700 Tel. (510) 288-1310 Fax

22 February 2008

Hsiao D. Lieu, M.D., F.A.C.C.

2415 Hale Drive

Burlingame, CA 94010

Re:	Offer of Employment

Dear Hsiao:

On behalf of Nile Therapeutics, Inc. (the “Company”), I am pleased to confirm our verbal offer of employment to you for the position of Vice President, Clinical Research starting on March 10, 2008, on an at-will basis. You shall have such powers and perform such duties as are customarily performed by a Vice President, Clinical Research, and you shall report directly to Peter Strumph, Chief Executive Officer.

You will be paid an annual base salary of $250,000, which will be paid in accordance with the Company’s normal payroll procedures. In addition, you will be eligible to participate in various Company fringe benefit plans made available to the Company’s employees, including the Company’s medical and dental disability insurance and vacation programs. You will be entitled to 15 business days of vacation per year. The Company will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted within 30 days after the start of your employment an option to purchase 200,000 shares of the Company’s common stock under the Company’s 2005 Stock Option Plan, as amended to date (the “Plan”), at an exercise price per share equal to the fair market value of a share of our common stock on the grant date as determined by the Board. Shares subject to this option will vest over a period of four years, subject to your continued service to the Company, with one-fourth (1/4th) of the shares vesting after one year and the remaining shares vesting in thirty six (36) equal monthly installments thereafter (the “Employment Options”).

Subject to the approval of the Board, you will also be granted within 30 days after the start of your employment a performance-based stock option (the “Initial Performance Options”) to purchase up to 100,000 shares of the Company’s common stock under the Plan at an exercise price per share equal to the fair market value of a share of our common stock on the grant date as determined by the Board. Subject to your continued service to the Company, shares subject to this option will vest in an amount equal to up to 25,000 shares per year, or a prorated portion thereof for periods wherein you are employed for less than one year, upon the certification by the Board or Compensation Committee thereof of the achievement of certain annual corporate and individual milestones for a specified year (the “Performance Milestones”), which are determined and may be modified by the Board or Compensation Committee; provided, that, the option on any of such 25,000 shares that could have vested in a year, or a prorated portion thereof for periods wherein you are employed for less than one year, which remain unvested following such a Board or Compensation Committee determination, shall immediately terminate with respect to any then unvested shares.

In the event that Nile acquires by license, acquisition or otherwise, an additional product for development that is first identified by you, then, subject to the approval of the Board, Nile shall grant to you options (the “Technology Options”) to purchase a number of shares of Common Stock as follows:

50,000 shares of Common Stock of the Company for a product that is in pre-clinical development; and

75,000 shares of Common Stock of the Company for a product that is in human clinical trials.

The Technology Options shall have an exercise price equal to the fair market value of Nile’s Common Stock as of the date of the granting of the Technology Options, shall be immediately and fully vested and shall be exercisable for a period of five (5) years, subject to your continued service to the Company.

All options referred to in this letter will be subject to the terms and conditions of the Plan and our standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

You will also be entitled to receive an annual bonus of up to 30% of your annual base salary, based upon the successful accomplishment of individual and corporate performance goals to be set annually by the Company’s Compensation Committee, less applicable withholdings, payable in accordance with the Company’s normal and customary payroll procedures. Any performance bonus shall be payable on the date determined by the Compensation Committee.

On the commencement of your employment, you will receive a one-time signing bonus equal to Forty Two Thousand Dollars ($42,000), less payroll deductions and all required withholdings.

Immediately following a Change in Control (as defined below), all Employment Options and any subsequently granted options that vest over a period of time, and not based on performance, shall immediately vest and shall become exercisable immediately and shall remain exercisable for a period equal to the lesser of five (5) years from the date of the Change of Control event or ten (10) years from the date of grant of such options; provided, that, for the avoidance of doubt, the Performance Options and any subsequently granted options that vest based on certain corporate and individual milestones shall not immediately vest based upon the Change of Control.

If within the twelve (12) month period following a Change in Control (as defined below), you experience a Covered Termination or a Constructive Termination, and if, within sixty (60) days of such Covered Termination or Constructive Termination, you execute and do not revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form acceptable to the Company, then, as a severance benefit, you shall be entitled to (i) six (6) months of your base salary then in effect, less applicable withholdings, payable in full within thirty (30) days of your last day of employment (such six (6) months of your base salary to be paid in connection with a Change in Control even if the Change in Control constitutes a Low Valuation Transaction (as defined below)), (ii) immediate vesting of all Performance Options (including the Initial Performance Options and any subsequently granted performance-based stock options), to the extent that the shares subject to such options have not been terminated or forfeited pursuant to the option agreements, which shall become exercisable immediately and shall remain exercisable for a period equal to the lesser of five (5) years from the date of your Covered Termination or Constructive Termination or ten (10) years from the date of grant of such Performance Options, and (iii) a prorated portion of your maximum annual bonus determined by calculating the number of days that have elapsed from the beginning of the year of your Covered Termination or Constructive Termination to the date of your Covered Termination or Constructive Termination, less applicable withholdings, payable in full within thirty (30) days of your last day of employment. You understand and agree that, other than as required under applicable law, you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this letter in the event of such a termination. In the event that you have a legal right to pay in lieu of termination notice, or to severance pay, the severance pay set forth herein shall be reduced by the amount of such legally required payments.

For purposes of clarity, if following a Change of Control your employment is terminated by the Company for Cause, or if you voluntarily terminate your employment with the Company, you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

For purposes of this letter, the term “Cause” means the occurrence by you of any one or more of the following events: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or (vi) a material failure to perform your duties or to follow the instructions of the Chief Executive Officer, in each case as determined in good faith by the Chief Executive Officer.

For purposes of this letter, a “Change in Control” shall mean: (i) a transaction or series of transactions (other than an offering of the Company’s stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition. Notwithstanding the foregoing, no transaction shall be considered a Change of Control for the purposes of this letter: (A) if the stockholders existing prior to such transaction(s) hold in the aggregate more than fifty percent (50%) of the securities or assets of the surviving or resulting company; (B) in connection with a private placement of equity securities of the Company in connection with a financing of the Company’s on-going operations; or (C) for any transaction ascribing a valuation to the Company of less than One Hundred Twenty Five Million Dollars ($125,000,000) (a “Low Valuation Transaction”); provided, however, that such a transaction may be considered as part of a series of transactions that gives rise to a Change of Control pursuant to the terms of this letter.

For purposes of this letter, the term “Constructive Termination” means your resignation which constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations and other guidance promulgated thereunder within ninety (90) days of the first to occur of one or more of the following events which remains uncured thirty (30) days after your delivery of written notice thereof: (A) any change in your position with the Company that diminishes in any material respect the duties and responsibilities of your position as in effect immediately preceding such action; provided, however, that a reduction in duties, level of responsibilities or the requirements of your position solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute grounds for a Constructive Termination; (B) any material reduction by the Company in your base salary or in the percentage of your annual bonus opportunity as a percentage of your base salary; or (C) the Company’s relocation of your principal office to a place more than a material distance from the Company’s present headquarters (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation).

For the purposes of this letter, the term “Covered Termination” means the termination of your employment with the Company effected by the Company other than for Cause, which constitutes a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

While we look forward to an extended and mutually rewarding association, and notwithstanding any of the above, your employment with the Company is “at will.” This means that you are free to terminate your employment at any time and for any reason and that the Company can terminate your employment at any time and for any reason that is not illegal under state or federal law, without any continued obligations to you other than to pay you all accrued but unpaid base salary, performance bonus and expense reimbursement through the date of termination. This policy can be changed only by a written contract signed by the President or Chief Executive Officer of the Company. No oral commitments to you regarding your employment are valid, whether made now or in the future.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. That documentation must be provided to the Company within three business days of your date of hire, or our employment relationship with you may be terminated. You will also be required to sign our standard confidential information and invention assignment agreement (“Inventions Agreement”) upon the start of your employment.

In the event of any dispute or claim relating to or arising out of our employment relationship or this letter agreement (including, but limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination or harassment under any state or federal statute or common law), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in San Francisco County, California in accordance with the then existing AAA arbitration rules. Either of us, however, may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company will pay any fees charged by an arbitrator to hear this matter.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return the original to Peter Strumph by February 23, 2008, after which time this offer will expire. This letter agreement, and the Inventions Agreement referred to above, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and an authorized officer of the Company.

We look forward to working with you at the Company. Please feel free to call me at 510.281.7701 if you have any questions. If you find the foregoing arrangement acceptable, kindly sign below and return to me a copy of this letter.

Sincerely,

Nile Therapeutics, Inc.

By:	/s/ Peter Strumph
Peter Strumph
Chief Executive Officer

I agree to and accept employment with Nile Therapeutics, Inc. on the terms and conditions set forth in this agreement.

Date:	February 22, 2008	/s/ Hsiao Lieu

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